Exhibit 99.1

Netcapital Signs Non-Binding LOI to Acquire Resmac Mortgage Banking Assets from RezyFi

Proposed transaction expected to establish new financial services subsidiary focused on residential mortgage origination, servicing and related financial services opportunities

BOSTON, June 4, 2026 — Netcapital Inc. (Nasdaq: NCPL, NCPLW) (the “Company”), a digital private capital markets ecosystem, today announced that it has entered into a non-binding Letter of Intent (“LOI”) with RezyFi, Inc. regarding the proposed acquisition by a newly formed wholly-owned South Dakota subsidiary of Netcapital (“SD Holdco”) of substantially all of the assets and assumed liabilities of Resmac, Inc., a wholly owned subsidiary of RezyFi.

Resmac is a residential mortgage bank and holds active HUD Title II non-supervised direct endorsement mortgagee approval, operates in eleven states, and maintains warehouse financing relationships.

“Entering into this LOI reflects our strategy to pursue opportunities that can add new revenue streams while leveraging our existing business, technology infrastructure and capital markets capabilities,” said Todd Violette, Chief Executive Officer of Netcapital. “The proposed Resmac asset purchase would bring an operating mortgage banking platform with established regulatory approvals, lending infrastructure and customer relationships into a structure we believe is highly complementary to Netcapital’s private capital markets ecosystem.

“By combining Resmac’s mortgage origination and servicing capabilities with Netcapital’s experience in capital formation, investor engagement and scalable financial technology, we believe SD Holdco could become a dedicated platform for growth in financial services while allowing Netcapital to remain focused on its AI-powered private capital markets strategy,” added Violette.

Contemplated Transaction Summary

The proposed transaction includes the following parameters:

●	Transaction would be structured as an asset purchase by SD Holdco, a newly formed wholly owned subsidiary of Netcapital. SD Holdco would acquire substantially all of the assets and assumed liabilities of Resmac, subject to required consents and approvals.

●	Total acquisition value is $5.0 million, payable solely through the issuance of 2.5 million shares of SD Holdco Series A Convertible Preferred Stock with a stated value of $2.00 per share. The SD Holdco preferred stock would not be convertible into, or exchangeable for, securities of Netcapital.

●	Acquired assets are expected to include state mortgage lending licenses, HUD Title II non-supervised direct endorsement mortgagee approval, related FHA certifications and approvals, mortgage servicing rights, mortgage loans, technology systems, loan origination platforms, trade names, domain names, trademarks, customer and borrower relationships, and other operating contracts and arrangements.

●	RezyFi may be eligible to receive up to 1.0 million additional shares of SD Holdco preferred stock if the Resmac business unit achieves cumulative GAAP revenue of at least $10.0 million within 24 months after closing.

●	RezyFi may also be eligible to receive up to 500,000 additional shares of SD Holdco preferred stock if SD Holdco completes an SEC-declared effective Form S-1 registration statement for a public offering resulting in gross proceeds of at least $10.0 million.

●	Following closing, Netcapital and SD Holdco would use commercially reasonable efforts to file a Form S-1 registration statement with the SEC to register equity securities of SD Holdco for public distribution.

●	Netcapital would contemplate distributing its interest in SD Holdco to Netcapital shareholders of record as a dividend spinout.

●	The contemplated spinout would create a separate public financial services company in which both Netcapital shareholders and RezyFi would hold equity interests.

About Netcapital Inc.

Netcapital Inc. (Nasdaq: NCPL) is a capital markets technology company leveraging regulatory infrastructure and proprietary market data to deliver AI-powered solutions for private capital markets. The Company is transforming its business model to provide data-driven tools, liquidity solutions, and comprehensive support for growth-stage companies. Netcapital is based in Boston, Massachusetts.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the federal securities laws, including statements regarding the proposed transaction, the proposed formation of SD Holdco, the potential acquisition of Resmac assets and assumed liabilities, the potential issuance of SD Holdco preferred stock, the potential filing of a Form S-1 registration statement, the potential completion of a financing, the potential spinout or distribution of SD Holdco securities to Company shareholders, the potential development of a trading market for SD Holdco securities, and the expected benefits of the proposed transaction. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. The proposed transaction is subject to numerous conditions, including due diligence, regulatory approvals, third-party consents, board approval, and execution of a definitive agreement. The LOI is non-binding with respect to the proposed acquisition, except for specified binding provisions. There can be no assurance that the parties will enter into a definitive agreement, that the proposed transaction will be completed, that any financing will be obtained, that any registration statement will be filed or declared effective, or that any spinout, distribution, or public trading market will occur.

Investor Contact

800-460-0815

ir@netcapital.com